Exhibit 99.1
For further information, contact:
Ashley M. Ammon, Brian Prenoveau, CFA
ICR, Inc. for TRM Corporation
Office: (203) 682-8200
TRM Corporation Announces Third Quarter 2008 Financial Results
PORTLAND, Oregon, November 14, 2008 (PR Newswire) – TRM Corporation (Pink Sheets: TRMM) today announced third quarter 2008 financial results. The Company intends to file its Form 10-Q for such quarter today.
Richard Stern, President and CEO of TRM Corporation, stated, “We are pleased to report our fourth consecutive quarter of positive Adjusted EBITDA. In addition, we reported positive operating income this quarter which is further testament to the progress we have made. Net sales increased in the quarter while expenses decreased. The decrease in expenses is especially significant given the fact that the third quarter included the expenses associated with operating Access to Money. We lowered selling, general and administrative (SG&A) expenses by $1,493,000 compared to the third quarter of 2007, and lowered our cost of sales by $378,000 on a year over year basis. These savings improved our gross margins and significantly enhanced our Adjusted EBITDA from continuing operations on a year over year and a sequential basis. We believe these developments along with the further integration of Access to Money set the stage for TRM’s continued financial improvement.”

($ millions)	Q3 2008	Q3 2007	% Change(1)	Q2 2008	% Change(1)
Sales	25.2	23.3	8.1%	23.9	5.4%
Commissions	16.5	15.0	10.2%	14.9	10.7%
Net Sales	8.7	8.3	4.4%	9.0	(3.3)%
Cost of Sales	5.2	5.6	(6.7)%	5.2	0.0%
Gross Profit	3.5	2.7	27.5%	3.8	(7.9)%
Gross Margin (% net sales)	40%	33%		43%
Selling, General & Administrative	3.2	4.7	(31.7)%	5.0	(36.0)%
Loss from Continuing Operations	(1.1)	(3.2)	(66.9)%	(3.7)	(70.3)%
Net Loss	(1.1)	(3.2)	(66.9)%	(3.7)	(70.3)%
Adjusted EBITDA from Continuing Operations(2)	0.9	(0.4)	NA	0.8	12.5%

(1)	Numbers may not calculate due to rounding

(2)	Adjusted EBITDA from continuing operations is a non-GAAP term. Please refer to the attached reconciliation between the Company’s GAAP net income and Adjusted EBITDA from continuing operations.

Third Quarter 2008 Financial Results
In the third quarter of 2008, net sales were $8.7 million compared to $8.3 million in the third quarter of 2007. On a sequential basis, net sales were $8.7 million compared to $9.0 million in the second quarter of 2008. Net sales performance reflects increased transactions compared to previous quarters, mainly due to the acquisition of Access to Money and the increase in the average number of transacting ATMs offset by a slight decline in the average withdrawal per ATM per month as well as the decline in average transaction-based sales per withdrawal from $2.39 per withdrawal in the third quarter of 2007 versus $2.35 in the third quarter of 2008. The average number of transacting ATMs was 11,813 during the third quarter of 2008 compared to an average of 10,176 during the third quarter of 2007.
Cost of sales in the third quarter of 2008 decreased 6.7% to $5.2 million from $5.6 million in the third quarter of 2007 and remained substantially flat compared with the second quarter of 2008. In the third quarter of 2008, gross profit margin improved to 40% from 33% in the third quarter of 2007. On a sequential basis, gross margin decreased slightly from 43% in the second quarter of 2008. The cost of vault cash decreased by $406,000 to $988,000 for the third quarter of 2008 from $1.4 million for the third quarter of 2007. In addition the number of ATMs for which TRM provides cash increased by 4.8% year over year. This increase was primarily due to the increased number of operating ATMs following the acquisition of Access to Money. The total amount of vault cash in the Company’s system has decreased by 7.1% to $61.1 million as of September 30, 2008 compared to September 30, 2007. The Company’s vault cash costs were based on a spread to the interest rates on asset-backed commercial paper issued by the lender. The interest rate on the Company’s vault cash facility decreased to 6.4% as of September 30, 2008 from 6.7% at September 30, 2007 due to decreased commercial paper interest rates. The Company’s ATM processing costs, telecommunication costs and armored carrier costs also decreased by 7.4% or $88,000 year over year primarily due to renegotiations of contracts.
In the third quarter of 2008, selling, general and administrative expense decreased by $1.5 million to $3.2 million from $4.7 million in the third quarter of 2007. As a percentage of sales, selling, general and administrative expenses decreased to 12.8% in the third quarter 2008 as compared to 20.2% in the third quarter of 2007. The decrease in selling, general and administrative expenses is primarily attributed to the renegotiation of the Master Services Agreement with eFunds and the termination of several software licenses. Also affecting SG&A costs was a $78,000 increase in labor costs as a result of the Access to Money acquisition, temporary labor and recruiting costs. The cost for outsourced services decreased by approximately $1.3 million primarily as a result of the eFunds settlement. Legal, accounting and consulting expenses decreased by $317,000.
In the third quarter of 2008, TRM reported a net loss from continuing operations of ($1.1) million as compared to a net loss of ($3.2) million in the third quarter of 2007 and compared to a net loss of ($3.7) million in the second quarter of 2008.
The Company believes that Adjusted EBITDA from continuing operations is the most accurate reflection of ongoing operations. For the third quarter 2008, Adjusted EBITDA from continuing operations was $941,000 compared to ($405,000) in the third quarter 2007 which reflects the positive effects of the Company’s restructuring efforts.

Balance Sheet
TRM had cash and restricted cash of $8.0 million at September 30, 2008, compared to $6.9 million at December 31, 2007.
Highlights from the Quarter and Subsequent Events
•	TRM renewed its contract with AMF Bowling, supplying the leisure sports company with ATM services at 278 locations nationally.

•	On October 31, 2008, TRM entered into an agreement with Elan Financial Services to provide vault cash. The Company believes this new agreement could reduce vault cash costs by as much as 15% on an annual basis.

•	TRM re-located substantially all of its customer service staff to its expanded Whippany, NJ office. The Company believes this will provide $200,000 SG&A cost savings annually.
About TRM Corporation
TRM Corporation is a consumer services company that provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States. TRM operates the third largest non-bank ATM network in the United States.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for the Company’s services; access to capital; changes in interest rates; maintaining satisfactory relationships with the Company’s banking partners; its ability to continue to reduce attrition in its existing ATM estate and to add new ATMs; technological change; its ability to control costs and expenses; competition and its ability to successfully implement its acquisition strategy. Additional information on these factors, which could affect its financial results, is included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and in the quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 under the caption “Risk Factors” and elsewhere in such reports. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. TRM assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by applicable law.
- Attachments 1, 2, 3 -

Attachment 1
TRM CORPORATION
Consolidated Results of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2008	2007	2008
Sales	$23,327	$25,221	$69,772	$67,158
Less commissions	14,990	16,518	44,007	42,041

Net sales	8,337	8,703	25,765	25,117

Cost of sales:
Cost of vault cash	1,394	988	4,184	2,886
Other	4,233	4,261	13,360	12,221

Gross profit	2,710	3,454	8,221	10,010

Selling, general and administrative expense	4,712	3,219	14,337	11,092
Restructuring charges	—	—	963	—
Loss on asset disposal	1,198	182	1,216	193

Operating income (loss)	(3,200)	53	(8,295)	(1,275)

Interest expense:
Interest expense and amortization of debt issuance costs	116	1,358	276	2,773
Loss on early extinguishment of debt	—	—	4,059	1,456
Other expense (income), net	(110)	(244)	240	(302)

Loss from continuing operations before income tax	(3,206)	(1,061)	(12,870)	(5,202)
Income taxes	59	—	59	—

Loss from continuing operations	(3,265)	(1,061)	(12,929)	(5,202)

Income (loss) from discontinued operations	(1,624)	—	3,596	—

Net Loss	$(4,889)	$(1,061)	$(9,333)	$(5,202)

BASIC AND DILUTED PER SHARE INFORMATION:

Weighted average common shares outstanding	17,194	21,486	17,166	19,786
Basic and diluted net loss per share:
Continuing operations	(0.19)	(0.05)	(0.75)	(0.26)
Discontinued operations	(0.09)	—	0.21	—

Net income (loss)	(0.28)	(0.05)	(0.54)	(0.26)

Attachment 2
TRM Corporation
Consolidated Balance Sheet
(in thousands)
(unaudited)

	December 31,	September 30,
	2007	2008
Assets
Current assets:
Cash and cash equivalents	$3,859	$5,146
Restricted cash	3,073	2,892
Accounts receivable, net	2,611	3,482
Leases receivable, net	—	170
Inventories	50	427
Prepaid expenses and other	369	598
Deferred financing costs	172	2,235
Restricted cash — TRM Inventory Funding Trust	61,805	59,584

Total current assets	71,939	74,534

Property and Equipment, net	4,222	3,110
Non-current leases receivable, net	—	719
Intangible assets, net	585	2,517
Goodwill	16,748	31,036
Deferred financing costs, long term	—	3,464
Other assets	795	661

Total assets	$94,289	$116,041

Liabilities, Minority Interest and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,099	$7,292
Accrued and other expenses	7,673	6,773
Term loans	2,051	4,027
TRM Inventory Funding Trust note payable	58,505	57,518

Total current liabilities	74,328	75,610

Long Term liabilities:
Term loans and other debt	5,301	20,315
Deferred tax liability, net	—	917

Total liabilities	79,629	96,842

Minority interest	1,500	1,500

Shareholders’ equity:
Common stock	136,181	145,922
Additional paid-in capital	63	63
Accumulated deficit	(123,084)	(128,286)

Total shareholders’ equity	13,160	17,699

Total liabilities, minority interest and shareholders’ equity	$94,289	$116,041

Attachment 3
TRM Corporation
Adjusted EBITDA Reconciliation
(in thousands — USD)
(unaudited)

	Three months		Nine months ended
	ended September 30,		September 30,
	2007	2008	2007	2008
Continuing Operations:
Loss from continuing operations	$(3,265)	$(1,061)	$(12,929)	$(5,202)
Add:
Interest expense	116	1,358	276	2,773
Depreciation and amortization	591	451	1,940	1,445
Provision for Income Taxes	59	—	59	—
Loss on early extinguishment of debt	—	—	4,059	1,456
Non-cash stock compensation expense	147	11	351	1,629
Inventory write down	399	—	399	—
Non-recurring charges	350	—	350	—
Loss on asset disposal	1,198	182	1,216	193

Adjusted EBITDA — continuing operations	$(405)	$941	$(4,279)	$2,294

Discontinued Operations:
Gain (loss) from discontinued operations	(1,624)	—	3,596	—
Add:
Interest expense	—	—	1,289	—
Impairment charges	—	—	2,701	—

Adjusted EBITDA — discontinued operations	$(1,624)	$—	$7,585	$—